AN APPRAISAL OF
                        A LIMITED PARTNERSHIP INTEREST
                                      IN
                         BALCOR PENSION INVESTORS - II
                               SKOKIE, ILLINOIS
                             AS OF MARCH 31, 1996























                               Valuation Counselors

May 8, 1996


Balcor Mortgage Advisors - II
The Balcor Company
Bannockburn Lake Office Plaza
2355 Waukegan Road, Suite A200
Bannockburn, Illinois 60015

Attention:  Mr. John K. Powell, Jr. - First Vice President

Gentlemen:

In accordance with your request, we are pleased to submit our opinion of the Value of a Limited Partnership Interest in:

Balcor Pension Investors - II
(An Illinois Limited Partnership)

as of March 31, 1996.

The term "Value" is defined as follows:

     The amount, in dollars, which a Limited Partnership Interest in Balcor Pension Investors - II is worth to an investor who owns the Interest with the intention of holding it to maturity, who fully understands the complexities of the investment, and has an interest in the potential interest income and capital appreciation of the Limited Partnership Interest. The valuation does not represent the amount that would be received by a holder of a Limited Partnership Interest should he/she decide to liquidate the Interest prior to the maturity of the Partnership. The value is subject to the terms and limiting conditions set forth in this report.

It is anticipated that Balcor Pension Investors - II will close in 1997.

Based on our analyses and conclusions set forth in this report, the estimated Value of a Limited Partnership Interest in Balcor Pension Investors - II, as of March 31, 1996, was in the rounded amount of:

                                   $386.00.

The Adjusted Original Capital, as of March 31, 1996, was $588.82.

For the quarter ended June 30, 1995, the value of a Limited Partnership Interest decreased $21.00 mainly due to a special distribution in April 1995 of $25.00 per Limited Partnership Interest as a Return of Capital.

For the quarter ended September 30, 1995, the value of a Limited Partnership Interest decreased $61.00, mainly due to a distribution of $16.18 per Limited Partnership Interest as a Return of Capital in July 1995 and an excess of $42.00 over the normal payout as a Return on Capital as of June 30, 1995, but paid in July 1995.

For the quarter ended December 31, 1995, the value of a Limited Partnership Interest increased $36.00 due to an increase in value of $3,328,000 ($39.00 per Limited Partnership Interest) in the Equity portfolio; and more specifically based on a projected sale of Cumberland Pines and an offer on Parkway Distribution.

For the quarter ended March 31, 1996, the value of a Limited Partnership Interest increased $8.00 due mainly to an increase in the value of Cumberland Pines Apartments, which is currently under contract for sale.

The present value of a Unit of the Early Investment Incentive Fund, as of March 31, 1996, was in the rounded amount of:

                                    $56.00

The variable components in the total Value of a Limited Partnership Interest and their values (Schedule E), as estimated by Valuation Counselors Group, Inc./Darby & Associates Joint Venture are as follows:

Net Investment in Loans Receivable        $ 7,585,501
Unamortized Portion of the
Offering Expenses                             546,012
Investment in Real Estate                  33,776,581

A copy of this report is retained in our files, together with the information from which the report was compiled.


Respectfully submitted,

/s/Raymond Ghelardi                     /s/Clement H. Darby

Valuation Counselors Group, Inc.       Darby & Associates
Raymond Ghelardi                       Clement H. Darby
Managing Director                      President

REG/CHD/ded

cc:  Mr. David P. Bennett
     Ms. Mary J. Mojica
     Ms. Jayne Kosik
     Ms. Jane Cody

                               TABLE OF CONTENTS


Statement of Facts and Limiting Conditions

Introduction

Payments to the Limited Partners and General Partner

Valuation of a Limited Partnership Interest

Valuation of The Net Investment in Loans Receivable

  (1)  Discussion of Risk Rates
  (2) The Present Value of the Return on Funds Advanced and the Return of Principal
  (3)  The Present Value of the Equity Build-up and Accrued Interest
  (4)  The Present Value of the "Kickers"

Conclusions of Value of the Net Investment in Loans Receivable

Valuation of the "Real Estate Acquired Through Foreclosure"

Calculation of the Unamortized Portion of the Offering Expenses

Other Balance Sheet Adjustments in Anticipation of Dissolution

Calculation of the Value of a Limited Partnership Interest in Balcor Pension Investors - II

Calculation of an Interest in the Early Investment Incentive Fund

                                   Schedule

     A    Distributions to the Limited Partnership

     B-1 Unadjusted Balance Sheet of Balcor Pension Investors - II as of March 31, 1996

     B-2 Statements of Income and Expenses for the quarters ended March 31, 1996 and 1995

     B-3  Statements of Cash Flows for the quarters ended
           March 31, 1996 and 1995

     C    Loan Portfolio Summary

     D-1  Real Estate Asset Summary

     D-2  Real Estate Appraisal Projections

     E    Adjusted Balance Sheet of Balcor Pension Investors - II
           as of March 31, 1996

                  STATEMENT OF FACTS AND LIMITING CONDITIONS

Valuation Counselors Group, Inc./Darby & Associates Joint Venture strives to clearly and accurately disclose the assumptions and limiting conditions that directly affect an appraisal analysis, opinion or conclusion. In order to assist the reader in interpreting this report, such assumptions are set forth as follows:

Valuation Counselors Group, Inc./Darby & Associates Joint Venture reserves the right to make adjustments to the analysis, opinion and conclusions set forth in the report as deemed necessary by consideration of additional or more reliable data that subsequently may become available.

No opinion is rendered as to legal fee, property title or mortgage notes related to the appraised assets, which are assumed to be good and marketable.

It is assumed that no opinion is intended in matters that require legal, engineering or other professional advice which has been or will be obtained from professional sources; the valuation report will not be used for guidance in professional matters exclusive of the appraisal and valuation discipline.

Information furnished by others is presumed to be reliable, and where so specified in the report, has been verified; however, no responsibility, whether legal or otherwise, is assumed for its accuracy and cannot be guaranteed as being certain. All facts and data set forth in the report are true and accurate to the best of the Appraiser's knowledge and belief. No single item of information was completely relied upon to the exclusion of other information.

All financial data, operating histories and other data relating to income and expenses attributed to the assets and the Partnerships have been provided by Management or its representatives and have been accepted without further verification except as specifically stated in the report.

It should be specifically noted that the valuation assumes the appraised assets will be competently managed and maintained by financially sound owners over the expected period of ownership except where noted, specifically in assets during the period of foreclosure where Balcor may not have control. This appraisal engagement does not entail an evaluation of management's effectiveness, nor are we responsible for future marketing efforts and other management or ownership actions upon which actual results will depend.

Neither the report nor any portions thereof, especially any conclusions as to value, the identity of the appraiser or Valuation Counselors Group, Inc./Darby & Associates Joint Venture shall be disseminated to the public through public relations media, news media, sales media, prospectus or any other public means of communications without the prior written consent and approval of Valuation Counselors Group, Inc./Darby & Associates Joint Venture. The date of the valuation to which the value estimate conclusion applies is set forth in the report.

The preponderance of working paper support for this valuation is maintained in the offices of management, Balcor Mortgage Advisors.

Neither the fees nor any of the terms and conditions of the appraisal assignments given to Valuation Counselors Group, Inc./Darby & Associates Joint Venture by Balcor Mortgage Advisors are contingent upon the values reported.

No independent investigation of the fair market value of the underlying real estate assets has been made by Valuation Counselors Group, Inc./Darby & Associates Joint Venture. We have reviewed the real estate appraisals for reasonableness, but have assumed the real estate appraisals obtained by Balcor Mortgage Advisors are independent and accurate. Valuation Counselors assumes responsibility for real estate appraisals prepared by their own staff.

No independent investigation of the terms and conditions of the mortgage loans made by Balcor Pension Investors - II has been made. We have relied on data furnished to us by Balcor Mortgage Advisors and the validity of the information was assumed to be correct.

In the event that this appraisal is used as basis to set a market price for a Limited Partnership Interest in Balcor Pension Investors - II, no responsibility is assumed for the seller's inability to obtain a purchaser at the value reported herein.

The reader of this valuation report should be fully conversant with the terms and conditions of Balcor Pension Investors - II Limited Partnership as set forth in the Prospectus, other related documents, and the prior appraisals of a Limited Partnership Interest in Balcor Pension Investors - II.

We have discussed the current status and condition of the mortgage loans and real estate owned with the management of Balcor Mortgage Advisors and have accepted their comments as being factual.

                                 INTRODUCTION

Balcor Pension Investors - II ("BPI - II") is a Partnership formed on January 23, 1981, pursuant to the Illinois Uniform Limited Partnership Act. The Partnership serves as an investment vehicle for qualified pension and profit sharing plans, bank commingled trust funds for qualified pension and profit sharing plans, Individual Retirement Accounts and HR-10 plans, and other organizations intended to be exempt from Federal Income Tax. The Limited Partnership provides for Balcor Mortgage Advisors to be the General Partner. The sale of the Limited Partnership Interests were at $1,000 per interest (minimum purchase - five interests or $5,000) up to a maximum of 85,010 interests. The offering period, during which interests were sold by Balcor Pension Investors - II, commenced in April of 1981 and ran until March 15, 1982. As of March 15, 1982, the closing date, 85,010 Limited Partnership Interests were sold. Subsequently the Early Investment Incentive Fund repurchased 1,657 interests.

The Partnership's investment objective is to make wrap-around mortgage loans, and, to a lesser extent, make other junior mortgage loans and first mortgage loans. As of March 31, 1996, the loan portfolio consisted of one wrap-around loan (Alzina Office Building). Unfunded monies totaling $2,871,834(1) were invested in short-term money market instruments and in demand deposit bank accounts. As of March 31, 1996, the Partnership owned four real estate assets; Sherwood I and Sherwood II, Cumberland Pines Apts., Hollowbrook Apts. (Curry
Ford) and Parkway Distribution Center.

On August 30, 1985, Central Park Properties A and Central Park Properties B mortgage loans were prepaid for a total amount of $6,280,260. On December 31, 1985, Gulf Coast Properties and Chateau Bayou Apartments were paid off for a combined total of $4,908,660. As of September 30, 1985, they were valued at $6,194,453 on a combined basis. On September 3, 1985, a deed in lieu of foreclosure was received on Embarcadero Apartments, and the investment subsequently was written off.

On March 6, 1986, the General Partner received $10,092,798 in partial prepayment of the American Can Mortgage Note. A $200,000 note remained in place which earned interest at 9% per annum, compounded annually, payable March 1, 1992. Pursuant to the note, the borrower was obligated to pay future Sale Interest, Refinancing Interest, Special Interest and Appraisal Interest. This Note was reduced $1.1 million in value as of June 30, 1988. In the quarter ended June 30, 1989, the Note was paid off.

In March of 1986 the Partnership funded a $4,151,208 mortgage loan on Innsbrook Apartments, Northville, Michigan. This mortgage loan was paid off on July 21, 1988, for $4,978,562.

On May 13, 1986, the North Park Apartments mortgage loan was prepaid in full. The mortgage loan was valued at $5,508,320 as of March 31, 1986. Total proceeds from the prepayment were $5,357,976.

On August 28, 1986, the Partnership funded a $9,700,000 loan secured by a first mortgage on the Tudor Heights Apartments located in Omaha, NE.

On August 27, 1986, The Meadows mortgage loan was prepaid in the amount of $1,238,124 plus a note valued at $173,660. The amounts received, including the Note, exceeded the June 30, 1986, valuation by $14,000. No value has been assigned to the Note.

On December 23, 1986, the Americana Villas mortgage loan was prepaid in the amount of $8,952,781. This payoff was $1,106,227 less than the September 30, 1986, valuation. On December 11, 1986, the Trinity House mortgage loan was prepaid for $2,149,533. This amount exceeded the September 30, 1986, valuation by $318,075.

The Summer Place mortgage loan had been in default since January 1986. On December 9, 1986, the borrower filed for bankruptcy and the Partnership took title on June 8, 1988. In the quarter ended June 30, 1989, the asset was written off. Vista Larga also was written off. Foreclosure was filed on Interstate Plaza December 15, 1986. The Partnership took title in July 1988, and the asset was valued at $3,100,000. On October 30, 1990, the property was sold for $2,325,000.

The Borrower on Sherwood Acres 1 & 2 filed for bankruptcy December 9, 1986. The Partnership took title April 22, 1988, by accepting the deed in lieu of foreclosure and the asset is now carried as Real Estate Owned and valued at $15,339,637 based on an appraisal of $15,500,000 dated February 25, 1993.

On April 2, 1987, there was a payoff of Hidden Glen Apartments mortgage loan for $3,582,119. On April 29, 1987, the Parkway Distribution Center mortgage loan was paid off for an amount of $4,114,466. A new Parkway Distribution Center mortgage loan was funded for $6,948,769. On June 19, 1991, the Partnership acquired title through foreclosure and the asset was valued at $5,300,000 based on an appraisal dated October 1991. As of March 31, 1996, it was valued at $6,000,000 based on a recent offer to purchase of $6,500,000.

On September 30, 1987, the Pine Lake Mall mortgage loan was prepaid for $1,777,552, approximately $500,000 less than the previous quarter's valuation.

On January 19, 1988, the Partnership received a deed in lieu of foreclosure on Midway Office Building and it was sold September 20, 1989. On February 2, 1988, the Partnership received title to Four Winds Apartments. Four Winds was carried at the value of the underlying mortgage but is now completely written off. The Embarcadero Apartments mortgage loan also was written off.

On May 26, 1988, the One Independence Plaza mortgage loan was prepaid for $1,915,799. On June 30, 1988, the Macon Mall mortgage loan was prepaid for $7,150,000, or $744,000 greater than valuation.

On August 24, 1989, the Pinehurst Park Apartments mortgage loan was prepaid in the amount of $3,614,877.

On December 17, 1981, the Partnership funded a $5,580,000 loan collateralized by a wrap-around mortgage on the Broadway Business Center located in Denver, Colorado, consisting of one office building and four industrial/office buildings. As a result of the borrower's failure to satisfy certain of its obligations under the terms of the loan, the Partnership executed a deed-in-lieu of foreclosure agreement with the borrower on August 13, 1990. As a result of the agreement, the Partnership obtained title to the four industrial/office buildings, subject to a first mortgage loan with a balance of $1,448,580. The General Partner determined that the value of the office building did not exceed the balance of the existing underlying mortgage loan on the building ($1,657,507) and therefore agreed to release the Partnership's lien in order to permit the underlying lender to take title to the office building through foreclosure. The outstanding wrap-around note receivable balance of $5,636,037 was reduced by the amount of the underlying loan relieved by the lender. The remaining loan balance of $3,978,530, as well as accrued unpaid interest due to the Partnership, escrow deposits and other expenses and fees incurred totaling $158,059 were capitalized to the basis of the property. Broadway Business Center was valued at $1,650,000 as of December 31, 1990. It was sold October 15, 1992, for $2,025,000.

On April 30, 1991, the Partnership obtained title to Hollowbrook Apts. (formerly Curry Ford). The asset was valued at $3,150,685 as of September 30, 1995 based on an appraisal dated October 1991. The underlying mortgage in the amount of $1,088,694 was prepaid in January 1994. The asset was revalued at $3,645,685 as of March 31, 1996, based on projected 1996 cash flow, because of the stale date of the appraisal.

In the quarter ended September 30, 1991, the Cumberland Pines Apartments became Real Estate Owned and was valued at $8,791,259 as of March 31, 1996 based on a projected sales price of $43,000 per unit. The property sale is scheduled to close during June 1996.

The Pioneer Plaza Office Building became Real Estate Owned in the quarter ended June 30, 1989, and was sold for $200,000 over the first mortgage on October 1, 1991.

In the quarter ended September 30, 1991, the value of the accrued interest was deleted from Arlington Lakeside. As of December 31, 1992, the mortgage loan was reduced to an agreed payoff amount of $150,000 after the underlying lender refused to renegotiate their terms, and, in the quarter ended March 31, 1993, was reduced to the net amount of the note due of $37,500 and subsequently paid off in the quarter ended June 30, 1993.

The Stonegate MHP was modified as of March 31, 1992. Accrued Interest was deleted in the quarter ended June 30, 1994. In addition, the Cumberland Pines Apartments second mortgage was prepaid in January 1992, at a discount. The Pheasant Run mortgage loan was in default and was valued at funds advanced of $1,000,000. On October 26, 1993, the mortgage loan was paid off for $1,520,087, an increase of $520,000 over the valuation. This increase mainly was due to the recovery of Equity Buildup and Accrued Interest.

On January 5, 1993, the property at 205 Armstrong Road became Real Estate Owned and was valued at $802,367 as of March 31, 1993. It was sold on July 15, 1993, for a gross price of $775,000, netting the Partnership approximately $227,000.

On October 26, 1993, the Partnership received $1,520,000 in net proceeds as payment in full on the Pheasant Run Apartments mortgage loan. On January 27, 1994, the Partnership received $9,921,528 as net cash payment in full on the Tudor Heights Apartments mortgage loan. Also, in January of 1994, the Partnership paid off the underlying mortgage loan on the Hollowbrook Apts. Real Estate Owned in the amount of $1,088,694.

On March 31, 1994, the North Arch Village mortgage loan was paid off for the net amount of $2,442,795.

On June 17, 1994, Balcor Pension Investors - II prepaid the underlying first mortgage of approximately $2,300,000 on the Cumberland Pines Apartments Real Estate Owned.

On March 8, 1995, the Stonegate MHP mortgage loan was paid off prior to maturity for $1,691,002.

Cumberland Pines and Parkway Distribution Center are scheduled to be sold in mid-1996.

Specific adjustments to individual mortgage loans are indicated on Schedule C.

The stated objective of Balcor Pension Investors - II is as follows:

     1. Preservation and protection of Limited Partners' capital;

     2. Provide the Limited Partners with regular quarterly cash distributions;

     3. Provide the Limited Partners with additional cash distributions through the receipt of deferred interest;

     4. Maximize cash distributions over the life of the Partnership (estimated to be 12 to 15 years) through the receipt of additional interest in the form of equity participations.

The intent is to generate a higher total return on investment through the "equity buildup" portion of a wrap-around mortgage whereby there is a spread in the principal reduction between the wrap-around mortgage and the underlying mortgage loans. Although there is a mathematical buildup of this equity during the life of the loan, the material benefit of the equity buildup is not normally realized until the maturity of the wrap-around loan - which usually occurs in a period of from ten to fifteen years from the initial funding of the loan. In addition, there are potential additional earnings available from a share in the future gross income as well as a share in the appreciated value on which Balcor Pension Investors - II has made mortgage loans or commitments. These potential earnings are commonly known as "kickers."

(1) Source: Balcor Pension Investors - II Balance Sheet, unaudited, as of March 31, 1996, (Schedule B-1). The Net Investment in Loans Receivable includes funds advanced as well as earned equity buildup and earned accrued interest, discounted to a present value, and miscellaneous adjustments.

             PAYMENTS TO THE LIMITED PARTNERS AND GENERAL PARTNER

The Limited Partnership, Balcor Pension Investors - II, is a partial self-liquidating real estate investment fund. As of March 31, 1996, the Partners' capital was invested in one real estate loan (Alzina Office Building) maturing in June 1997, and four equity investments (Sherwood I and Sherwood II, Cumberland Pines Apts., Hollowbrook Apts. (Curry Ford) and Parkway Distribution Center). Interest income and amortization, as well as interests in gross income of certain properties, after deducting the General Partners' expenses, income and reserves, is distributed to the Limited Partners under certain formulae, terms and conditions set forth in the Limited Partnership Agreements and described in the summary in the previous section. The remaining Limited Partners' capital, equity buildup and interests in the appreciation of certain properties is distributed to the Limited Partners upon the maturity and/or the successful payoff of the loans.

The Prospectus of Balcor Pension Investors - II indicated that during the offering period, which expired on March 15, 1982, as well as during the term of the Partnership, distributions are to be made to the investors. The following schedule sets forth the actual distributions made to the Partnership to date.

                                  SCHEDULE A

                   DISTRIBUTIONS TO THE LIMITED PARTNERSHIP

Effective      Number of         Annual
  Date         Interests          Rate        Amount Paid

6/30/82         85,010            10.00%      $2,125,252
9/30/82         85,010            10.00        2,125,252
12/31/82        85,010            10.00        2,125,252
3/31/83         85,010            10.00        2,125,252
6/30/83         85,010            10.00        2,125,252
9/30/83         85,010            10.00        2,125,252
12/31/83        85,010            10.00        2,125,252
3/31/84         85,010            10.00        2,082,745
6/30/84         85,010             9.80        2,082,745
   7/84         85,010             -              42,507
          ($0.50 per Interest as a Return of Capital)
9/30/84         85,010             9.70        2,061,492
  10/84         85,010             -              63,795
          ($0.75 per Interest as a Return of Capital)
12/31/84        85,010             9.71        2,061,492
   1/85         85,010             -              63,795
          ($0.75 per Interest as a Return of Capital)
3/31/85         85,010            10.02        2,125,252
6/30/85         85,010            10.02        2,125,252
9/30/85         85,010            10.02        2,125,252
12/31/85        85,010            10.02        2,125,252
3/31/86         85,010            10.02        2,125,252
6/30/86         85,010            10.02        2,125,250
9/30/86         85,010            10.02        2,125,250
12/31/86        85,010            10.02        2,125,250
3/31/87         85,010            10.02        2,125,250
6/30/87         85,010             9.02        1,912,725
9/30/87         85,010             9.02        1,912,725
12/31/87        85,010             9.02        1,912,725
   1/88         85,010             -          12,751,500
          ($150 per Interest as a Return of Capital)
3/31/88         85,010            10.61        1,912,725
6/30/88         85,010             8.25        1,487,675
   7/88         85,010             -           2,125,250
          ($25 per Interest as a Return of Capital)
9/30/88         85,010             9.72        1,700,200
  10/88         85,010             -           6,800,800
          ($80 per Interest as a Return of Capital)
12/31/88        85,010            10.23        1,615,190
3/31/89         85,010            10.23        1,615,190
6/30/89         85,010            13.46        2,125,250
   7/89         85,010             -           1,700,200
          ($20 per Interest as a Return of Capital)
9/30/89         85,010             8.85        1,360,160
  10/89         85,010             -           1,700,200
          ($20 per Interest as a Return of Capital)
12/31/89        85,010             9.10        1,360,160
   1/90         85,010             -             595,070
          ($7 per Interest as a Return of Capital)
3/31/90         85,010            14.94        2,210,260

Effective      Number of         Annual
  Date         Interests          Rate        Amount Paid

6/30/90         85,010             6.32%        $935,111
9/30/90         85,010             6.32          935,111
12/31/91        85,010             6.32          935,110
3/31/91         85,010             6.32          935,110
6/30/91         85,010             6.32          935,110
   7/91         85,010             -             297,535
          ($3.50 per Interest as a Return of Capital)
9/30/91         85,010             6.35          935,110
12/31/91        85,010             6.35          935,110
3/31/92         85,010             3.68          531,313
6/30/92         85,010             3.68          531,313
9/30/92         85,010             3.68          531,313
12/31/92        85,010             3.61          531,313
3/31/93         85,010             2.89          425,050
6/30/93         85,010             2.89          425,050
9/30/93         85,010             2.89          425,050
12/31/93        85,010             2.89          425,050
3/31/94         85,010             2.89          425,050
   4/94         85,010             -           3,612,925
          ($42.50 per Interest as a Return of Capital)
6/30/94         85,010             3.08          425,050
   7/94         85,010             -           1,700,200
          ($20.00 per Interest as a Return of Capital)
9/30/94         85,010             3.17          425,050
12/31/94        85,010             3.17          425,050
3/31/95         85,010             3.17          425,050
   4/95         85,010             -           2,125,250
          ($25.00 per Interest as a Return of Capital)
6/30/95         85,010            31.07        3,995,470
          ($47.00 per Limited Partnership Interest)
   7/95         85,010             -           1,375,134
          ($16.18 per Interest as a Return of Capital)
9/30/95         85,010             3.40          425,050
          ($5.00 per Limited Partnership Interest)
12/31/95        85,010             4.08          510,060
3/31/96         85,010             4.08          510,060
          ($6.00 per Limited Partnership Interest)

The Partnership Agreement provides that the General Partner will receive mortgage placement fees (points) and standby loan commitment fees paid by borrowers, subject to certain limitations, when the Partnership funds mortgage loans or issues commitments to fund mortgage loans. The General Partner will service the Partnership's mortgages and will receive a mortgage servicing fee, payable not more frequently than monthly, at an annual rate equal to 1/4 of 1% of the amounts advanced by the Partnership and outstanding from time to time. The General Partner is also reimbursed for certain expenses incurred in the day to day operations of the Partnership.

All profits and losses of the Partnership are allocated 99% to the capital accounts of the Limited Partners and 1% to the capital accounts of the General Partner. To the extent that cash flow (as defined in the Partnership Agreement) is distributed, distributions will be made as follows: (I) 90% of such cash flow will be distributed to the Limited Partners, (ii) 7.5% of such cash flow will be distributed to the General Partner, and (iii) 2.5% of such cash flow will be set aside in the Early Investment Incentive Fund, described as follows:

     Early Investment Incentive Fund:

     As set forth in the Partnership Agreement, 2.5% of cash flow distributed will be set aside in the Early Investment Incentive Fund (the "Fund") for payment, on dissolution of the Partnership, to those investors who subscribed for Interests prior to December 31, 1981, ("Early Investors") if necessary for them to receive a return of their original capital plus a 22% cumulative return. Amounts, if any, remaining in the fund after Early Investors have received such return will be distributed 90% to all Limited Partners and 10% to the General Partner.

     Amounts placed in the Fund may, in the sole discretion of the General Partner and subject to certain limitations, be used to repurchase Interests from existing Limited Partners. Distributions of cash flow pertaining to such repurchased interests will be paid to the Fund. To the extent that amounts in the Fund are not utilized to repurchase Interests, such amounts will be invested in short-term interest bearing instruments with earnings thereon being credited to the Fund.

                VALUATION OF A LIMITED PARTNERSHIP INTEREST

The methodology used in estimating the Value of a Limited Partnership Interest in Balcor Pension Investors - II is based upon substituting the estimated value of the mortgage loan portfolio in place of the "Net Investment in Loans Receivable" as shown on the March 31, 1996, Balance Sheet of Balcor Pension Investors - II. In addition, the unamortized portion of the Offering Expenses is added to the Assets on the same Balance Sheet. The amortization is calculated by reducing the total Offering Expenses, as set forth in the financial statements, on a straight line basis, quarterly, to the expiration date of the loan portfolio. For financial reporting purposes, Balcor Pension Investors - II initially deducted the total Offering Expenses from the proceeds of the Limited Partnership Interest. Where equities exist, they are included in the Balance Sheet (Schedule E) at their market value based on independent real estate appraisals or estimates based on the cash flows of the properties. Schedules D-1 and D-2 summarize the calculations of Partnership Asset Values for the Real Estate Acquired Through Foreclosure.

Future General Partner fees and related expenses are not present valued as an expense because of their unpredictability but rather are taken as a charge in the quarter incurred.

Valuation Counselors Group, Inc./Darby & Associates Joint Venture has been retained by Balcor Mortgage Advisors - II to estimate the Value of a Limited Partnership Interest in Balcor Pension Investors - II on a quarterly basis. In order to accomplish this, we valued the "Net Investment in Loans Receivable" as well as calculated the "Unamortized Portion of the Offering Expenses."

Cash and Investments in Certificates of Deposit and Marketable Securities are considered short term investments since eventually all but a working capital reserve will be funded in real estate loans and real estate owned or returned to the investor. Consequently, they remain in the valuation at face value in both Schedules B-1 and E.

A simplified version of the Balance Sheet of Balcor Pension Investors - II, prepared by Balcor Mortgage Advisors - II, before the aforementioned adjustments, is on the following Schedule B-1. Schedules B-2 and B-3 are Statements of Income and Expense.

                                 SCHEDULE B-1
                           UNADJUSTED BALANCE SHEET
                         BALCOR PENSION INVESTORS - II
                             AS OF MARCH 31, 1996
                                  (UNAUDITED)


Assets

     Cash and Cash Equivalents                   $2,871,834
     Interest Receivable on Short-term
      Investments                                     5,712
     Accounts and Accrued Interest Receivable        31,047
     Prepaid Expenses                                19,428
     Deferred expenses, net of accumulated
      amortization of $205,504                      141,678
     Interest Receivable on Wrap-around Notes
       and First Mortgages                          122,677
     Escrow Deposits, Net                           192,367
     Net Investment in Loans Receivable           8,212,753
     Investment in Real Estate Held for Resale
       (Sherwood  Acres I & II, Cumberland Pines,
       Hollowbrook Apts. and Parkway Distribution
       Center)                                   33,325,170
     Allowance for Potential Loan Losses        ( 8,979,517)
                                                -----------
          Total Assets                          $35,943,149
                                                ===========
Liabilities

     Accounts Payable                           $    98,440
     Due to Affiliates                               31,761
     Mortgage Notes Payable (Parkway Distribution
       Center, and Sherwood Acres I & II)        12,096,405
     Other liabilities, principally escrow
     deposits                                       239,030
                                                -----------
          Total Liabilities                     $12,465,636

     Partners' Capital
       (85,010 Limited Partnership Interests)    23,477,513
                                                -----------
          Total Liabilities and Partners'
           Capital                              $35,943,149
                                                ===========

                                 SCHEDULE B-2

                          BALCOR PENSION INVESTORS-II
                       (An Illinois Limited Partnership)

                       STATEMENTS OF INCOME AND EXPENSES
                for the quarters ended March 31, 1996 and 1995
                                  (UNAUDITED)

                                                  1996            1995
                                             -------------   -------------
Income:
  Interest on loans receivable               $    368,030    $    666,540
  Less interest on loans payable -
    underlying mortgages                           69,115          93,747
                                             -------------   -------------
  Net interest income on loans                    298,915         572,793
  Income from operations of real estate
    held for sale                                 514,975         516,319
  Interest on short-term investments               33,871         127,870
  Participation income                                            240,377
                                             -------------   -------------
    Total income                                  847,761       1,457,359
                                             -------------   -------------
Expenses:
  Administrative                                   69,243          82,007
                                             -------------   -------------
                                                   69,243          82,007
                                             -------------   -------------
Net income                                   $    778,518    $  1,375,352
                                             =============   =============
Net income allocated to
  General Partner                            $     58,389    $    103,151
                                             =============   =============
Net income allocated to
  Limited Partners                           $    720,124    $  1,272,201
                                             =============   =============
Net income per average number of
  Limited Partnership Interests
  outstanding (77,700 in 1996 and 79,133
  in 1995)                                   $       9.27    $      16.08
                                             =============   =============
Distribution to General Partner              $     42,505    $     35,421
                                             =============   =============
Distribution to Limited Partners             $    466,202    $    396,446
                                             =============   =============
Distribution per Limited Partnership         $       6.00    $       5.00
  Interest outstanding                       =============   =============

                                 SCHEDULE B-3

                          BALCOR PENSION INVESTORS-II
                       (An Illinois Limited Partnership)

                             STATEMENTS OF CASH FLOWS
                for the quarters ended March 31, 1996 and 1995
                                  (UNAUDITED)

                                                  1996            1995
                                             -------------   -------------
Operating activities:
  Net income                                 $    778,518    $  1,375,352
  Adjustments to reconcile net income to net
    cash provided by operating activities:
      Amortization of deferred expenses            10,152          13,700
      Net change in:
        Escrow deposits                           (78,405)        (34,415)
        Escrow deposits - restricted                               81,159
        Accounts and accrued interest
          receivable                               90,824         (38,674)
        Prepaid expenses                           58,324
        Accounts payable                          (99,440)         41,770
        Due to affiliates                          12,391          37,170
        Other liabilities                          84,559          78,254
                                             -------------   -------------
  Net cash provided by operating activities       856,928       1,554,316
                                             -------------   -------------
Investing activities:
  Collection of principal on
    loans receivable                                            2,400,000
  Improvements to real estate                    (129,800)
                                             -------------   -------------
  Net cash (used in) or provided by
    investing activities                         (129,800)      2,400,000
                                             -------------   -------------
Financing activities:
  Distribution to Limited Partners               (466,202)       (396,446)
  Distribution to General Partner                 (42,505)        (35,421)
  Increase in cash and cash equivalents -
    Early Investment Incentive Fund               (62,806)        (42,103)
  Principal payments on underlying
    loans payable                                (142,840)        (94,191)
  Repayment of underlying loan payable                           (943,416)
  Principal payments on mortgage
    notes payable                                 (41,955)        (38,202)
                                             -------------   -------------
  Net cash used in financing activities          (756,308)     (1,549,779)
                                             -------------   -------------
Net change in cash and cash equivalents           (29,180)      2,404,537
Cash and cash equivalents
  at beginning of year                          2,901,014       7,699,482
                                             -------------   -------------
Cash and cash equivalents at end of period   $  2,871,834    $ 10,104,019
                                             =============   =============

              VALUATION OF THE NET INVESTMENT IN LOANS RECEIVABLE

The value of the Net Investment in Loans Receivable (the loan portfolio) is equal to the present value of the various income and equity components of the loan portfolio, discounted at current market rates of interest, commensurate with the risk, as of March 31, 1996.

The income and equity components of the loan portfolio are as follows:

     (1) The present value of the average annual rate of return on funds advanced (Cash Received), by loan, over the life of the loans,

     (2) The present value of the funds advanced, due at maturity of each loan,

     (3) The present value of the equity buildup and accrued interest, and

     (4) The present value of the "kicker" income, i.e., a share in the future gross income and the appreciated value, "equity kickers," in certain properties.

(1)  Discussion of Risk Rates

The discount rate applied to the cash flow mathematically expresses risk. Risk represents the uncertainty related to achievement of the prospective cash flows. The primary components of risk exposure in fixed income securities are interest rate risk, inflation risk, market risk, liquidity risk and risk of default. As previously discussed, the valuation of the assets in question have been predicated upon the present valuing of the components of the loan portfolio. Therefore, determination of an appropriate risk rate is essential in the valuation of the net investment in loans receivable.

Financial theory dictates the necessity of incremental return resulting from incremental risk. Accordingly, the typical risk/return tradeoff indicates that investors should demand greater rates of return as the perceived riskiness of the asset or security increases. In examining an investment situation, a hypothetical investor would weigh the perceived level of risk against the return expected from the subject investment. In determining the required rate of return or discount rate on a particular asset or investment, the hypothetical investor would also consider returns available from alternative investment opportunities such as government securities, corporate bonds, mortgages, real estate and common stock, if applicable.

The subject assets consist of a self-liquidating real estate investment fund with investments in both real estate loans with varying maturities and real estate assets. Accordingly, in determining an appropriate risk rate associated with the subject assets, we have considered alternative and comparable rates of return in the lending and real estate marketplace as indicated by such sources as the Wall Street Journal, Real Estate Research Corporation Real Estate Report, Investment Dealers Digest, Corporate Financing Week, American Council of Life Insurance Investment Bulletin and the National Association of Real Estate Investment Trusts.

The following table presents yield rates associated with various types of government and corporate securities as indicated by the March 29,1996 and January 3, 1996 Wall Street Journals.

              Yield Rates as Indicated by the Wall Street Journal

Security                      First Quarter 1996  Fourth Quarter 1995

Three Month U.S. Treasury Bills 4.99%                   5.04%
Six Month U.S. Treasury Bills   4.97%                   5.03%
Prime Rate                      8.25%                   8.50%
Ten Year U.S. Treasury Bonds    6.60%                   5.64%
Twenty Year U.S. Treasury Bonds 6.90%                   6.02%

Corporate Bonds

  Aaa, Aa                       6.72% to 7.60%          6.02% to 6.96%
  A, Baa                        6.95% to 7.91%          6.23% to 7.31%
  Ba, C                         9.8%                    9.7%

Collateralized Mortgage
  Obligations

  10 Year                       7.90%                   6.94%
  20 year                       8.05%                   7.17%

Additionally, information from Moody's Corporate Bond Survey and the Investment Dealer's Digest indicates the corporate original issue Real Estate Mortgage Investment Conduit (REMIC) yields from 1988 to 1995 ranged from 7% to 11.3% for obligations with terms in excess of ten years. A yield difference of one to three points was exhibited within multiple class REMIC issues where accrued interest payments did not commence on the (higher yielding) security until senior class notes were paid in full. A short term issuance collateralized by elderly living properties exhibited a four point yield differential between classes.

According to information from the Mortgage-Based Securities Letter, REMIC issuances in 1994 have decreased substantially from the levels exhibited during 1992 and 1993. Reportedly, many REMIC underwriters and investors incurred losses due to price corrections in the derivative mortgage securities market. The price decline was believed to be attributable to several factors including rising interest rates, increased volatility, average-life extension and lack of liquidity. According to the Wall Street Journal, new issues of mortgage-backed securities were down 57% in 1994 as compared to the prior year.

In addition to the previously noted yields on various market securities, we have also considered mortgage rates associated with various types of commercial real estate properties. This data is relevant in that it provides an indication of rates of return associated with similar types of investments. These statistics have been extracted from the December 29, 1995 and October 1, 1995 editions of the Investment Bulletin published by the American Council of Life Insurance, is as follows:

                                   Averages

                           Contract Interest
                                  Rate
Type of Loan
  Property Type          Third Quarter  Second Quarter
                             1995           1995

FIXED RATE-FIXED TERM          7.83%          8.23%
  Apartment                    7.64%          8.13%
  Office Building              7.98%          8.23%
  Retail                       7.79%          8.17%
  Industrial                   7.84%          8.21%
  Other Commercial             7.73%          8.47%



                               Yield With
                                  Fees

Type of Loan
  Property Type          Third Quarter  Second Quarter
                              1995           1995

FIXED RATE-FIXED TERM          7.85%          8.24%
  Apartment                    7.67%          8.15%
  Office Building              8.00%          8.24%
  Retail                       7.81%          8.18%
  Industrial                   7.85%          8.22%
  Other Commercial             7.74%          8.51%


                               Maturity
                             (Years/Months)

Type of Loan
  Property Type          Third Quarter  Second Quarter
                              1995           1995

FIXED RATE-FIXED TERM      11/06          11/02
  Apartment                10/11          10/09
  Office Building           10/0          09/07
  Retail                   13/05          10/06
  Industrial               10/08          10/00
  Other Commercial         11/04          12/02

Additionally, we have considered expected capitalization rates and internal rates of return extracted from "Korpacz Real Estate Investor Surveys, First Quarter 1996". For comparative purposes, we have also presented similar data extracted from "Korpacz Real Estate Investor Surveys, Fourth Quarter 1995".

                National Market Indicators: First Quarter 1996

                           Retail                   Office
                           (National Regional       (Central Business
                           Malls)                   District)

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.50%    10.00%-15.00%   12.10%
Free and Clear Equity Cap
Rate                       6.25%-11.00%   8.11%     8.00%-12.50%    9.58%
Terminal Cap Rate          7.00%-11.00%   8.56%     8.25%-12.00%    9.62%



                           Office                   National
                           (National Suburban)      Industrial

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.90%    9.00%-14.00%    11.27%
Free and Clear Equity Cap
Rate                       8.00%-11.00%   9.47%     7.25%-13.00%    9.29%
Terminal Cap Rate          8.50%-12.00%   9.68%     8.00%-11.00%    9.51%



                           National
                           Apartment

                           Range          Average

Free and Clear Equity IRR  10.50%-13.00%  11.38%
Free and Clear Equity Cap
Rate                       7.50%-10.50%   8.97%
Terminal Cap Rate          8.00%-11.00%   9.29%

               National Market Indicators:  Fourth Quarter 1995

                           Retail                   Office
                           (National Regional       (Central Business
                           Malls)                    District)

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-14.00%  11.55%    10.00%-15.00%   12.15%
Free and Clear Equity Cap
Rate                       6.25%-11.00%   7.86%     7.50%-12.50%    9.52%
Terminal Cap Rate          7.00%-11.00%   8.45%     8.25%-12.00%    9.63%



                           Office                   National
                           (National Suburban)      Industrial

                           Range          Average   Range           Average

Free and Clear Equity IRR  10.00%-15.00%  12.04%    9.00%-14.00%    11.31%
Free and Clear Equity Cap
Rate                       8.00%-11.50%   9.57%     7.25%-13.00%    9.36%
Terminal Cap Rate          8.50%-12.00%   9.75%     8.00%-11.00%    9.58%



                           National
                           Apartment

                           Range          Average

Free and Clear Equity IRR  10.00%-13.00%  11.50%
Free and Clear Equity Cap
Rate                       7.50%-10.50%   8.99%
Terminal Cap Rate          8.00%-11.00%   9.31%

Our discount rates have been selected based upon the returns exhibited on alternative securities and real estate properties as previously presented, in conjunction with the attributes of the subject assets.


Risk Measurement in Real Estate

As previously discussed, the primary components of risk exposure for fixed income securities include interest rate risk, inflation risk, market risk, liquidity risk and default risk. For real estate, these risks are similar and can be segmented into two categories. The first is systematic risk which includes all risks external to the property. The remaining risks can be categorized as nonsystematic risk and includes all risks directly related to the property. Generally, systematic risk affects the overall market as a whole and is often referred to as market risk. However, nonsystematic risk is generally more attributable to the property specifics. Nonsystematic risk can be further broken down into risk relative to the immediate neighborhood or local market with the residual risks being unique to the property.

When viewing an investment in a single property, the systematic overall market risk, the nonsystematic local market risk and the nonsystematic unique property risks must be weighed in the derivation of an appropriate risk rate (discount rate) to be applied to anticipated cash flows. The overall market risks would include such factors which effect the market as a whole. Among these factors would be the level of interest rates, the economic condition of the nation, federal tax incentives related to real estate and the expected inflation rate. Each of these factors can have a direct effect on real estate throughout the nation.

Nonsystematic local market risks are those that effect a regional area or neighborhood and are not part of the overall market risk. There are many types of possible local market risks. Some examples of local market risk include fluctuations in the local economy, changes in transportation systems, local crime rates and over building. These local market risks may be severe enough to override the effects of the overall market risk.

Property unique risks are those which effect the subject property in a manner more specific than the local market risks. Many of the property unique risks are similar to the local market risks but are more significant for the subject property. Some examples of property specific risks would include dependence on single industries or tenants, crime frequency on the property, changes in immediate traffic patterns, changes in adjacent zoning or adjacent property conditions and unanticipated capital improvement requirements. These property specific risks may have a material impact on the property but may not be reflected in the local market risks.

Investments in individual property would reflect three groups of risks including the systematic overall market risks, the nonsystematic local market risks and the nonsystematic property unique risks. However, modern portfolio theory recognizes that through investment diversification, the nonsystematic risks associated with the local market and the unique attributes of the property can be reduced. Furthermore, with sufficient diversification, a portfolio can virtually eliminate nonsystematic risk.

The benefits of portfolio diversification are reflected in the improvement of the portfolio's return-risk ratio. The return-risk ratio measures the return of the investment relative to the volatility of the return. Generally, the volatility of return is measured by the standard deviation of the return over a period of time. Therefore, the return-risk ratio is simply the return of the investment divided by the standard deviation of the return.

As an example of the application of this ratio, assume that portfolio A invests in only one type of property in one local market and experiences an average annual return of 13% over fifteen years with a standard deviation of return of 17%. The return-risk ratio is computed to be 0.76 (13% divided by 17%). Portfolio A's risk-return ratio can then be compared to the ratio of other portfolios to evaluate the level of return relative to the risk taken.

To illustrate, assume portfolio B invests in a wide variety of property types in a numerous geographical regions and only generated an annual return of 12% over fifteen years. However, the standard deviation of return was only 13%. The return-risk ratio is computed to be 0.86 (12% divided by 13%). Even though portfolio A's return exceeded portfolio B's return, the superior return was not enough to offset the increase in risk. Therefore, an investor would likely prefer an investment in Portfolio B.

It should be noted, however, that with the reduction in the volatility of returns, modern portfolio theory also recognizes that there is a reduction in the level of potential return. This is because that volatility generally provides the opportunity for added returns. This is the basis for the axiom that greater risk equals greater reward. However, an investor generally requires that the increase in risk is offset by an increase in potential return. Conversely, if an investor is looking for a lower risk, the investor would expect lower returns.

In the instant case, the discount rates selected for the appraisal of individual properties which are expected to be sold in the near future reflect all the systematic and nonsystematic risks associated with each individual property. The discount rates are derived considering overall market factors, local market factors and property unique factors. However, for those properties which are valued as real estate investments on the basis of their cash flows, the discount rate applied reflects the benefits of reduced nonsystematic risks through portfolio diversification. These benefits include the offsetting of local market risks and property unique risks of each property with the local market risks and property unique risks of the other properties in the portfolio. As a result, the volatility of returns for each property is offset by the volatility of returns of the other properties in the portfolio. The discount rates applied to the latter category of properties are derived from market data on portfolio returns, which reflect the dichotomies described above.

(2)  The Present Value of the Return on Funds Advanced and the Return of
Principal

Schedule C lists one mortgage loan (Alzina Office Building) funded as of March 31, 1996, with total funds advanced of $4,415,034.

In order to determine the present value of the return on funds advanced, the interest due in the loan in each year to maturity was calculated on the basis of the average annual rate of return on funds advanced. This interest was discounted to a current present value at a market rate of interest. After reviewing various market rates in effect as of March 31, 1996, including those set forth in (1) Discussion of Risk Rates, as well as others, and recognizing the present rates of similar new mortgage loans, we have concluded that a rate of 11.00% is commensurate for the risk of wrap-around mortgage loans in this Fund.

The present value of the funds advanced is the present value of the principal of the loan at maturity, discounted to a present value at 11.00%. This information is summarized in Schedule C, which follows a later section of this report.

The total present value of the principal and interest on the mortgage loan in this Partnership, as of March 31, 1996, was:

                                  $4,498,597
                                   =========

(3)  The Present Value of the Equity Buildup and Accrued Interest

The value of the equity buildup for the wrap-around mortgage loans and accrued interest is the present value of a known contract amount of monies to be received at a specific future date. As the loans begin to mature, there is an increasing amount of equity buildup and accrued interest actually earned and less equity buildup and accrued interest still to be earned in the future. The area of judgment in valuing the equity buildup and accrued interest is in the selection of the discount rates commensurate with the risks. Because equity buildup and accrued interest are contract amounts to be received the same as cash interest received and repayment of principal, the same discount rate applies to all items, i.e., 11.00% on equity buildup and 11.00% on additional accrued interest, where applicable.

Schedule C (Loan Portfolio Summary) summarizes the present value of the equity buildup and accrued interest for the loan, as of March 31, 1996. It indicates the total amount of funds advanced for the loan and the equity buildup and discounted accrued interest at 11.00%.

In certain loans the accrued interest payment is effected by the income kicker wherein the loan agreement calls for the kicker income first to be applied against accrued interest. The net effect is an increase in the present value of the accrued interest of the loan as a result of its accelerated payment of the accrued interest instead of payment at maturity.

     Present Value of Equity Buildup              $2,256,304

     Present Value of Additional Accrued Interest          0
                                                  ----------
                    Total                         $2,256,304
                                                  ==========

(4)  The Present Value of the Income and Equity "Kickers"

On most of the loans Balcor Mortgage Advisors initially negotiated "kickers," or additional payments to Balcor Pension Investors - II, contingent upon the achievement of certain levels of gross income and/or market value. In some cases Balcor Pension Investors - II is to receive a percent of the gross income over a specified amount of gross income to be achieved in the future. There is no assurance that the achievement levels will be attained, nor is there any assurance that the payments due will be received in whole and on a timely basis. In other more predictable cases, the percentage share of gross income may be collected on next year's revenues. Other "kickers" include situations where Balcor Pension Investors - II is to receive a percentage of the proceeds in a sale or refinancing of the property over a stated market or appraised value.

In estimating the present value of the income kickers where they exist we have estimated appropriate gross income for each loan subject to an income kicker and projected the gross income at a compound rate of 4% to the maturity date of the wrap-around mortgage loan unless a particular set of circumstances on a mortgage loan dictate a lower growth rate. The annual projected gross income was compared with the terms and conditions of the income kicker provision of each loan and, where payments were due in future years, that amount was discounted at 18.0% for wrap-around mortgage loans and 15.0% for first mortgage loans to a present value. The risk rate of 18.0% for wrap-around mortgage loans and 15.0% for first mortgage loans is commensurate with the ability of the properties to achieve their income goals and for Balcor Pension Investors - II to receive payment.

A different valuation methodology was used to determine the present value of the equity kickers where they exist. Income was increased at 4% on the properties unless a particular set of circumstances on a mortgage loan dictate a lower growth rate. Taxes, insurance, utilities and other expenses were increased at 4%. To compute the value of the property the resultant net cash flow from each property was capitalized at 10.25%. The resultant values were discounted at 18.0% and 15.0% to a present value. This risk rates represent the degree of risk of the properties to achieve their projected market values and for Balcor Pension Investors - II to receive payment.

The calculation of the present value of the income and equity kickers, as of March 31, 1996, is as follows:

     Present Value of Income Kickers     $ 210,225

     Present Value of Equity Kickers       620,375
                                          --------
          Total                           $830,600
                                           =======

BALCOR PENSION INVESTORS II            SCHEDULE C
LOAN PORTFOLIO SUMMARY                -------------

AS OF:                      31-MAR-96

DISCOUNT RATES:   WRAPS                                             11.00%

                     DATE      DATE    DISCOUNTING  CURRENT   DISCOUNTED
            LOAN      OF        OF        TERM       FUNDS       FUNDS
DEAL        TYPE    FUNDING   MATURITY(IN QUARTERS) ADVANCED   ADVANCED
- --------------------------------------------------------------------------

ALZINA O.B. WRAP  30-Jul-82 01-Jun-97         5.00 4,415,034    3,855,005
                                                   -----------------------
                                                   4,415,034    3,855,005
                                                             -------------
LESS: GP 10% SHARE
LESS: GP 5% SHARE (on Loans Valued at Funds Outstanding)                0
                                                             -------------
NET TO LIMITED PARTNERS                                         3,855,005
                                                             =============


DISCOUNT RATES: WRAPS                        11.00%    11.00%       11.00%

                                       DISCOUNTED  DISCOUNTED
                                          DEBT       EQUITY   DISCOUNTED
                                         SERVICE    BUILD-UP     NOTES
                                      ------------------------------------

ALZINA O.B.                                715,102 2,507,004            0
                                      ------------------------------------
                                           715,102 2,507,004            0
LESS: GP 10% SHARE                          71,510   250,700            0
LESS: GP 5% SHARE (on Loans
  Valued at Funds Outstanding)        ------------------------------------
NET TO LIMITED PARTNERS                    643,592 2,256,304            0
                                      ====================================



DISCOUNT RATES: WRAPS           11.00%       18.00%    18.00%

                              DISCOUNTED DISCOUNTED  DISCOUNTED    TOTAL
                               ACCRUED     INCOME      EQUITY     CURRENT
                               INTEREST    KICKERS    KICKERS    VALUATION
                              ----------------------------------------------

ALZINA O.B.                           0      233,583   689,306    8,000,000
                              ----------------------------------------------
                                      0      233,583   689,306    8,000,000
LESS: GP 10% SHARE                    0       23,358    68,931      414,500
LESS: GP 5% SHARE (on Loans                                             0
  Valued at Funds Outstanding)----------------------------------------------
NET TO LIMITED PARTNERS               0      210,225   620,375    7,585,501
                              ==============================================

        CONCLUSIONS OF VALUE OF THE NET INVESTMENT IN LOANS RECEIVABLE

The value of the Net Investment in Loans Receivable is the sum of the present values of the various components of the loans described in the foregoing sections of this report. Our conclusions are summarized as follow:

     (1) The Present Value of the Return on Funds
          Advanced and Return of Principal        $4,498,597

     (2)  The Present Value of the Equity Buildup
          and Accrued Interest                     2,256,304

     (3)  The Present Value of the Income and Equity
          Kickers                                    830,600
                                                  ----------
Total Value of the Net Investment in
Loans Receivable as of March 31, 1996             $7,585,501
                                                  ==========

         "VALUATION OF THE "REAL ESTATE ACQUIRED THROUGH FORECLOSURE"

Balcor Pension Investors - II began in 1982 as a Limited Partnership with an investment objective to make mortgage loans. Because of the general decline in the real estate market over the past several years, it was necessary for the Partnership to acquire a number of the assets, secured by the mortgage loans, through foreclosure or accepting the deed in lieu of foreclosure. As of March 31, 1996, the Partnership owned four Real Estate Assets Acquired Through Foreclosure. Several have been sold or liquidated prior to this date.

In arriving at an estimate of the value of each asset a number of factors were considered. Important to the analysis was the Partnership's policy on the assets as to whether an asset would be retained until the maturity of the Partnership or sold in the near-term. The decision to sell in the near-term might be on the basis that there is no long-term potential for the asset to materially increase in value or that substantial dollars might be necessary to renovate and repair the asset. Also, the Partnership may have received an offer to purchase the property for a price that would be difficult to refuse, based on the factors known at this time. The decision to hold until the maturity of the Partnership indicates it is to be considered as an investment and the assumption that the asset will grow in value.

Schedule D-1 lists the four Real Estate Assets in Balcor Pension Investors - II presently owned by the Partnership. The first column indicates the Asset Present Value without regard to potential payments to the General Partner. The remaining columns set forth the calculations to determine if their is Excess Value, and, if so, what is due the General Partner. The last column is the Partnership Asset Value, which is equal to the Asset Present Value minus the General Partner Share of Excess. The Partnership Asset Value includes the Underlying Mortgage, where applicable, since the underlying mortgage is deducted later in Schedule E - Liabilities.

Schedule D-2 is a summary of the calculations of the Asset Present Value for each real estate asset in Balcor Pension Investors - II. Cumberland Pines is valued on the basis of its projected sales price in 1996, Parkway Distribution on the basis of an offer, Hollowbrook on projected 1996 cash flow and Sherwood Acres I & II on the basis of an appraisal.

In the quarter ended September 30, 1993, 205 Armstrong was sold for a gross price of $775,000, netting the Partnership $407,000 after paying costs and the underlying first mortgage. In January 1994 the underlying first mortgage of $1,088,694 on Hollowbrook Apts. was paid off. On June 17, 1994, the underlying first mortgage of approximately $2,300,000 on the Cumberland Pines Apartments was paid off.

                                 SCHEDULE D-1
                           Real Estate Asset Summary

                          BALCOR PENSION INVESTORS II

                          ASSET
                         PRESENT      LESS:       LESS:
                           VALUE    UNDERLYING    FUNDS      EXCESS
PROPERTY                31-Mar-96    MORTGAGE  OUTSTANDING    VALUE
- ----------------------------------------------------------------------
Cumberland Pines         9,200,000           0   5,112,586  4,087,414

Hollowbrook/Curry Ford   3,750,000           0   2,706,853  1,043,147

Parkway Distribution     6,000,000     701,029   6,948,769 (1,649,798)

Sherwood Acres I & II   15,500,000  11,395,376   2,500,997  1,603,627
                       -----------------------------------------------
                        34,450,000  12,096,405  17,269,205  5,084,390




                         GENERAL
                         PARTNER       NET     PARTNERSHIP
                         SHARE OF     EXCESS      ASSET
                          EXCESS                   VALUE
PROPERTY                  AT 10%      VALUE     31-Mar-96
- -----------------------------------------------------------
Cumberland Pines           408,741   3,678,673   8,791,259

Hollowbrook/Curry Ford     104,315     938,832   3,645,685

Parkway Distribution             0  (1,649,798)  6,000,000

Sherwood Acres I & II      160,363   1,443,264  15,339,637
                       ------------------------------------
                           673,419   4,410,971  33,776,581

                                   SCHEDULE D-2
                       Real Estate appraisal Projections
                          BALCOR PENSION INVESTORS II

REO-Discounted Cash Flow Analysis as of:            31-Mar-96
PROJECTION SOURCE:                       APPRAISAL PROJECTIONS
DISCOUNT RATES:
Net Cash Receipts                             10.00%
Residual Value                                10.50%
Sales Commission                               2.50%(ON GROSS PRICE)
Quarter Factor (for formula reference)            1
                                             ACTUAL    ACTUAL  Actual
                                               1992      1993   1994
Net Cash Receipts
Reo Investments

Cumberland Pines    NOI B4 TI/LC/Capital          0         0        0
Sale Value          TI/LC/Capital                 0         0        0
                                         ------------------------------
                    Net Cash Receipts             0         0        0

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%

Hollowbrook/
  Curry Ford        NOI B4 TI/LC/Capital          0         0  283,895
Sales Price         TI/LC/Capital                 0         0  158,850
                                         ------------------------------
                    Net Cash Receipts             0         0  125,044

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%

Parkway Distrib.    NOI B4 TI/LC/Capital          0         0        0
Sales Price         TI/LC/Capital                 0         0        0
                                         ------------------------------
                    Net Cash Receipts             0         0        0

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%

Sherwood Acres I&II NOI B4 TI/LC/Capital          0         0        0
Valued at Appraised
   Value (2/93)     TI/LC/Capital                 0         0        0
                                         ------------------------------
                    Net Cash Receipts             0         0        0

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%

TOTAL NCR FROM INVESTMENTS                        0         0  125,044

                                           Budget    Pro-ject Pro-ject
                                            1995         1996     1997
Cumberland Pines    NOI B4 TI/LC/Capital          0         0        0
Sale Value          TI/LC/Capital                 0         0        0
                                         ------------------------------
                    Net Cash Receipts             0         0

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%                   0

Hollowbrook/
  Curry Ford        NOI B4 TI/LC/Capital    356,995   386,302  403,380
Sales Price         TI/LC/Capital            96,364   100,845   57,600
                                         ------------------------------
                    Net Cash Receipts       260,631   285,457

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%           4,312,350


Parkway Distrib.    NOI B4 TI/LC/Capital          0         0        0
Sales Price         TI/LC/Capital                 0         0        0
                                         ------------------------------
                    Net Cash Receipts             0         0        0

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%

Sherwood Acres I&II NOI B4 TI/LC/Capital          0         0        0
Valued at Appraised
   Value (2/93)     TI/LC/Capital                 0         0        0
                                         ------------------------------
                    Net Cash Receipts             0         0        0

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%

TOTAL NCR FROM INVESTMENTS                  260,631   285,457        0



                                           Pro-ject  Pro-ject Pro-ject
                                               1998      1999     2000
Cumberland Pines    NOI B4 TI/LC/Capital          0         0        0
Sale Value          TI/LC/Capital                 0         0        0
                                         ------------------------------
                    Net Cash Receipts

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%

Hollowbrook/
  Curry Ford        NOI B4 TI/LC/Capital          0         0        0
Sales Price         TI/LC/Capital                 0         0        0
                                         ------------------------------
                    Net Cash Receipts

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%


Parkway Distrib.    NOI B4 TI/LC/Capital          0         0        0
Sales Price         TI/LC/Capital                 0         0        0
                                         ------------------------------
                    Net Cash Receipts             0         0        0

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%

Sherwood Acres I&II NOI B4 TI/LC/Capital          0         0        0
Valued at Appraised
   Value (2/93)     TI/LC/Capital                 0         0        0
                                         ------------------------------
                    Net Cash Receipts             0         0        0

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%                   0

TOTAL NCR FROM INVESTMENTS                        0         0        0

                                           Pro-ject  Pro-ject Pro-ject
                                               2001      2002     2003
Net Cash Receipts
Reo Investments
Cumberland Pines    NOI B4 TI/LC/Capital          0         0        0
Sale Value          TI/LC/Capital                 0         0        0
                                         ------------------------------
                    Net Cash Receipts

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%

Hollowbrook/
  Curry Ford        NOI B4 TI/LC/Capital          0         0        0
Sales Price         TI/LC/Capital                 0         0        0
                                         ------------------------------
                    Net Cash Receipts                       0        0

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%


Parkway Distrib.    NOI B4 TI/LC/Capital          0         0        0
Sales Price         TI/LC/Capital                 0         0        0
                                         ------------------------------
                    Net Cash Receipts             0         0        0

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%         0

Sherwood Acres I&II NOI B4 TI/LC/Capital          0         0        0
Valued at Appraised
   Value (2/93)     TI/LC/Capital                 0         0        0
                                         ------------------------------
                    Net Cash Receipts             0         0        0

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%

TOTAL NCR FROM INVESTMENTS                        0         0        0

                                       Asset PV as of
                                         31 Mar 96

Cumberland Pines    NOI B4 TI/LC/Capital          0 NCR Present Value
Sale Value          TI/LC/Capital         9,200,000 Residual Present Value
                                         -----------
                    Net Cash Receipts     9,200,000 Sales Value

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%

Hollowbrook/
   Curry Ford       NOI B4 TI/LC/Capital          0 NCR Present Value
Sales Price         TI/LC/Capital         3,750,000 Residual Present Value
                                         -----------
                    Net Cash Receipts     3,750,000 Sales Value

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%


Parkway Distrib.    NOI B4 TI/LC/Capital          0 NCR Present Value
Sales Price         TI/LC/Capital         6,000,000 Residual Present Value
                                         -----------
                    Net Cash Receipts     6,000,000 Sales Value

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%


Sherwood Acres I&II NOI B4 TI/LC/Capital          0 NCR Present Value
Valued at Appraised
  Value (2/93)      TI/LC/Capital        15,500,000 Residual Present Value
                                         -----------
                    Net Cash Receipts    15,500,000 Sales Value

GROWTH RATE                         1.04
CAPPED VALUE @                      9.00%



TOTAL NCR FROM INVESTMENTS

Total Net Cash Receipts PV                        0 Total NCR PV
Total Residual Value PV                  34,450,000 Total Residual PV
                                         -----------
TOTAL PRESENT VALUES                     34,450,000 TOTAL PRESENT VALUES

                    CALCULATION OF THE UNAMORTIZED PORTION
                           OF THE OFFERING EXPENSES

The unamortized portion of the offering expenses of Balcor Pension Investors - II, as of March 31, 1996, is calculated on a straight line basis over the life of the mortgage loan portfolio as follows:

  Total Offering Expenses through March 31, 1996 - $8,190,158
                                                    ---------
  Quarterly Amortization based on 60 remaining quarters as of
    December 31, 1982 - $136,503
                         --------
  Unamortized Portion as of June 30, 1995 = $8,190,158 - 7,098,134

                                  $1,092,024
                                  ==========

   As of the quarter ended September 30, 1995, the termination date of the fund was revised to December 31, 1996, or five remaining quarters.

     Unamortized Portion as of March 31, 1996 = $1,092,024 - 546,012 =

                                   $546,012
                                   ========

                            (3 Remaining Quarters)

        OTHER BALANCE SHEET ADJUSTMENTS IN ANTICIPATION OF DISSOLUTION

For the quarter ended December 31, 1993, and for valuation purposes only, a new balance sheet adjustment was made. This adjustment continued in each subsequent quarter until December 31, 1995. The balance sheet adjustment had commenced with the allocation of an estimated portion of future cash flow to be accrued for certain costs to be incurred relating to the dissolution and termination of the Partnership. These anticipated costs were expected to be comprised of legal fees, accounting fees and other administrative costs. For the quarter ended December 31, 1995, the cumulative reserve amount was $600,000, an amount unchanged from prior quarters. However, in the quarter ended March 31, 1996 it became apparent that dissolution costs would be minimal, so the balance sheet adjustment will no longer be made.

          CALCULATION OF THE VALUE OF A LIMITED PARTNERSHIP INTEREST
                       IN BALCOR PENSION INVESTORS - II

The calculation of the Value of a Limited Partnership Interest in Balcor Pension Investors - II calls for the substitution of the value of the assets appraised for the related accounting numbers. The following Schedule E, which is Schedule B-1 modified for the values of the appraised assets, summarizes the calculations.

                                  SCHEDULE E

                            ADJUSTED BALANCE SHEET
                         BALCOR PENSION INVESTORS - II
                             AS OF MARCH 31, 1996
                                  (UNAUDITED)

Assets

     Cash and Cash Equivalent                    $2,871,834
     Interest Receivable on Short-term
      Investments                                     5,712
     Accounts and Accrued Interest Receivable        31,047
     Prepaid Expenses                                19,428
     Deferred Expenses, net of accumulated
      amortization of $205,504                      141,678
     Interest Receivable on Wrap-around Notes
       and First Mortgage                           122,677
     Escrow Deposits, Net                           192,367
     Investment in Real Estate (Cumberland Pines,

      Hollowbrook, Parkway Distribution and
      Sherwood Acres I & II) (2)                 33,776,581
     Net Investment in Loans Receivable
      (Alzina O.B.) (1)                           7,585,501
     Unamortized Portion of Offering Expenses       546,012
                                                -----------
          Total Assets                          $45,292,837
                                                ===========

Liabilities

     Total Liabilities, including Mortgage
       Notes Payable of $12,096,405 (Parkway
       Distribution Center and Sherwood
       Acres I & II)                            $12,465,636
     Partners Capital, adjusted for Value
       (85,010 Limited Partnership Interests)    32,827,201
                                                -----------
     Total Liabilities and Partners' Capital    $45,292,837
                                                ===========
(1)  From Schedule C.
(2)  From Schedule D-1.

The Value of a Limited Partnership Interest in Balcor Pension Investors - II as of March 31, 1996 is:

              Partners' Capital, Adjusted for Value of the Assets
              ---------------------------------------------------
                        Number of Partnership Interests


                             $32,827,201
                             -----------     =   $386.16
                                85,010           =======


                              Rounded        =    $386.00
                                                  =======

                   CALCULATION OF AN INTEREST IN THE EARLY
                      INVESTMENT INCENTIVE FUND ("FUND")

As described in an earlier section of this report, the Partnership Agreement provides that, under certain terms and conditions, 2.5% of the cash flow distributed to be set aside in the Early Investment Incentive Fund for payment, on dissolution of the Partnership to those investors who subscribe for Interests prior to December 31, 1981. The Partnership reports that 64,228 Limited Partnership Units qualify for the Fund.

The valuation is based on the sum of (1) the present value of the Early Investors' 25% share in the General Partners' 10% share of certain designated earnings of the Partnership, (2) the Early Investors Capital as of March 31, 1996, and (3) the present value of the future earnings from repurchased interests.

General Partners' 10% Share of 3/31/96 Valuation    $ 414,500
Early Investor 25% Share                              103,625
Early Investor Capital @@ 3/31/96                   3,193,459
Repurchased Interests Share of Future Earnings        320,785
                                                   ----------
    Total Projected Early Investor Fund            $3,617,869
                                                   ==========

         Value Per Unit as of 3/31/96                  $56.33
                                                       ======

         Rounded Value Per Unit as of 3/31/96          $56.00
                                                       ======